Exhibit 99.1

Contact:	John Moran	FOR IMMEDIATE RELEASE
	(860) 728-7062	www.utc.com

UNITED TECHNOLOGIES ANNOUNCES AGREEMENT

TO SELL SIKORSKY AIRCRAFT

•	Lockheed Martin to buy Sikorsky for $9 billion

•	Net proceeds expected to fund additional share repurchase

•	Transaction projected to close by year-end or in Q1 2016

HARTFORD, Conn., July 20, 2015 – United Technologies Corp. (NYSE: UTX) today announced that it has reached an agreement to sell its Sikorsky Aircraft business to Lockheed Martin Corp. (NYSE:LMT) for $9 billion in cash. The transaction, which is subject to regulatory approvals and customary closing conditions and adjustments, is projected to close by year-end or in the first quarter of 2016. Proceeds from the sale are expected to be used to fund additional share repurchase to offset the earnings impact related to the sale.

“We are very pleased to announce this transaction,” said UTC President and Chief Executive Officer Gregory Hayes. “Exiting the helicopter business will allow UTC to better focus on providing high-technology systems and services to the aerospace and building industries and to deliver improved and sustained value to our customers and shareowners.

“Sikorsky’s acquisition by Lockheed Martin, one of the world’s leading aerospace and defense companies, will ensure it remains a technology leader at the forefront of vertical lift,” Hayes added. “We are committed to working closely with Lockheed Martin to execute a seamless transition for customers and employees.”

The company will discuss this transaction at its previously scheduled conference call with investors and analysts at 8:30 a.m. EDT, Tuesday, July 21, following release of UTC’s quarterly financial results. A corresponding presentation will be available prior to the call on the company’s website at http://www.utc.com.

In addition, UTC’s Board of Directors has authorized a share repurchase program for up to 75 million shares of the company’s common stock, which would be worth approximately $8.3 billion based on the NYSE closing price of UTC shares on July 17. The new authorization replaces a previous program, approved in February 2013, which was nearing completion. The precise timing and amount of repurchases will be determined based on the company’s evaluation of market conditions and other factors, and the program may be suspended or discontinued at any time.

J.P. Morgan Securities LLC is serving as UTC’s financial advisor, and Wachtell, Lipton, Rosen & Katz as its legal advisor for the sale.

United Technologies Corp., based in Hartford, Connecticut, provides high technology systems and services to the building and aerospace industries.

This release includes “forward looking statements” concerning an anticipated transaction, its financial and business impact, management’s beliefs and objectives with respect thereto, the anticipated use of proceeds and management’s current expectations for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “confident” and other words of similar meaning in connection with a discussion of future operating or financial performance. It is uncertain whether the transaction announced will transpire, and if it is completed, what impact it will have on UTC’s results of operations and financial condition. These forward looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including, but not limited to, the ability of the parties to satisfy the conditions precedent and consummate the anticipated transaction; the timing of consummation of the transaction;

the ability of the parties to secure regulatory approvals in a timely manner or on the terms desired or anticipated; the ability to implement the anticipated business plans following closing and achieve anticipated benefits and savings; future and estimated sales, earnings, cash flow, charges and expenditures; the timing and scope of anticipated share repurchases; the anticipated benefits of organizational changes, and the ability to realize opportunities for growth and innovation. The level of share repurchases depends on market conditions and the level of other investing activities and uses of cash. Other important economic, political, regulatory, legal, technological, competitive and other uncertainties are identified in the SEC filings submitted by UTC from time to time, including its Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and Current Reports on Form 8-K. The forward looking statements included in this press release are made only as of the date hereof. UTC undertakes no obligation to update the forward looking statements to reflect subsequent events or circumstances.

UTC-IR

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